SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
February 4, 2010
Date of Report (date of earliest event reported)
EVERGREEN SOLAR, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-31687	04-3242254

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
138 Bartlett Street
Marlboro, Massachusetts 01752
(Address of principal executive offices)
(508) 357-2221
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Notes
     This Current Report on Form 8-K contains forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations or beliefs. Such forward-looking statements include, but are not limited to, those related to expectations regarding the interpretation of certain agreements between Evergreen Solar, Inc. (the “Registrant”) and Sovello AG (“Sovello”) and Sovello’s banks, the potential insolvency of Sovello and the resulting potential obligations and the potential adverse effects on the business of the Registrant, and potential further actions or investigations relating to Sovello or the SME Bonus. These statements are neither promises nor guarantees, and involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements, including risks associated with uncertainties related to the German insolvency process, the interpretation of the Registrant’s contractual obligations relating to Sovello, the potential for additional European Commission and/or German government investigations relating to Sovello or the SME Bonus, and other risks and uncertainties identified in the company’s filings with the Securities and Exchange Commission. The Registrant disclaims any obligation to update or revise such statements for any reason.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     See Item 8.01 (Other Events) below which is incorporated by reference into this item to disclose the triggering or potential triggering of certain obligations the Registrant may have are described below.
Item 8.01 Other Events.
     On January 29, 2010, the European Commission (“the Commission”) announced a decision that a certain portion of the grants (the “SME Bonus”) which had been awarded to Sovello (formerly EverQ GmbH) in 2006 for the construction of Sovello’s first integrated production line (Sovello 1) should be recalled. Sovello is the “Registrant’s joint venture with Q-Cells SE (“Q-Cells”) and Renewable Energy Corporation ASA. The amount to be recalled, 9.1 million Euros (plus approximately 2.5 million Euros in interest) (in total approximately $16.2 million at current exchange rates) was paid to Sovello as a special bonus available only to small and medium-sized companies. The Commission ordered the German authorities to recover the SME-Bonus from Sovello. The Registrant may be required to provide funding to Sovello to repay a portion of the SME bonus pursuant to an Undertaking dated October 6, 2008 made to a consortium of banks led by Deutsche Bank AG that have loaned funds to Sovello.
     The Commission concluded that Sovello did not qualify for the SME Bonus as had previously been determined by the Commission. For a company to qualify, it must satisfy the SME (Small and Medium Enterprise) requirements. This is determined based on the revenues and employment levels of the company and shareholders owning 25.0% or more of the company. At the time Sovello applied for the investment grants, Q-Cells owned 24.9% of Sovello. The Commission concluded that the influence of Q-Cells had actually been significantly greater than would normally have been the case for a shareholder owning 24.9% of the company. The Commission therefore determined that Q-Cells should have been regarded as a partner company of Sovello, and as such, Q-Cells revenues and employment levels should have been taken into account (pro rated to its shareholding) when determining Sovello’s qualification for the SME Bonus, which, according to the Commission, would have precluded Sovello from qualifying for the SME Bonus.
     The Commission decision finds that the application submitted for the SME Bonus was incomplete and therefore inaccurate, and that Sovello’s shareholders intentionally structured Sovello to qualify for the SME Bonus. The Commission decision notes that Germany, the member state of the European Union that paid the SME Bonus to Sovello, defended the Commission’s original decision to grant the bonus, and denied that any incorrect or incomplete information was submitted to the Commission as part of the SME Bonus application.
     Sovello’s management and shareholders believe that Sovello appropriately qualified for the SME Bonus. The Registrant anticipates that Sovello will, therefore, pursue an appeal against the Commission’s decision.
     As previously disclosed, Sovello has been in default under its bank loan agreement since the end of 2008. Throughout 2009, Sovello operated under waivers from its bank syndicate of certain loan covenant violations. On January 28, 2010, the bank terminated the loan agreement with Sovello but has not yet demanded repayment of the outstanding loan or demanded payment under the Guarantees provided by Sovello’s shareholders including the Registrant.
     If the above matters are not satisfactorily resolved, Sovello may need to declare insolvency which could result in further financial obligations of the Registrant, including but not limited to, payment of approximately $8.1 million under the Guarantee, payment of a portion of the recalled SME bonus under the Undertakings as previously discussed and other non-cash charges relating to an impairment in its investments in Sovello. However, it is difficult to predict exactly the amount of, if any, further costs that may be incurred by the Registrant in the event of an insolvency of Sovello.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

None.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERGREEN SOLAR, INC.
By:	/s/ Michael El-Hillow
Michael El-Hillow
Chief Financial Officer and Secretary
Dated: February 4, 2010